Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is effective as of May 23, 2021, by and between Tutor Perini Corporation, a Massachusetts corporation (herein referenced to as "Employer"), and Michael Smithson, an individual ("Executive").
WHEREAS, the Employer wishes to employ Executive as an Executive Vice President, and Executive wishes to serve in such role; and
WHEREAS, to set out the terms and conditions for the employment relationship of Executive with the Employer, on April 16, 2021, the Employer and Executive entered into an Employment Agreement, as amended, which shall now be replaced in its entirety with this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
Section 1.     Effectiveness. Executive's employment with the Employer shall commence, and this Agreement shall become effective, on or about May 15, 2021 (the "Effective Date").
Section 2.     Employment Agreement, On the terms and conditions set forth in this Agreement, the Employer agrees to employ Executive and Executive agrees to be employed by the Employer for the Employment Period set forth in Section 3 and in the position and with the duties set forth in Section 4. Terms used herein with initial capitalization not otherwise defined are defined in Section 26.
Section 3.     Term. The term of employment under this Agreement shall commence on the Effective Date and end on the third anniversary thereof (the "Employment Period"). No later than six (6) months prior to the end of the Employment Agreement, the Chief Executive Officer and Executive shall meet to discuss in good faith the extension of the Employment Period or the entering into of a new employment agreement.
Section 4.     Position and Duties. During the Employment Period, Executive shall serve as Executive Vice President of the Employer. In such capacity, Executive shall report directly to Ronald N. Tutor, Chief Executive Officer and Chairman of the Board of Director (the "Board") of Employer, and shall oversee the Tutor Perini Building and Specialty Groups. Executive shall devote Executive's reasonable best efforts and full business time to the performance of Executive's duties hereunder and the advancement of the business and affairs of the Employer.
Section 5.     Place of Performance. During the Employment Period, Executive shall be based at the Employer's headquarters in Sylmar, California.
Section 6.     Compensation and Benefits.
(a)     Base Salary. During the Employment Period, the Employer shall pay to Executive a base salary (the "Base Salary") at the rate of $800,000 per calendar year, less applicable deductions, and prorated for any partial year. The Base Salary may be reviewed for increase by the Employer and may be increased in the sole discretion of the Employer; and any such adjusted Base Salary shall constitute the "Base Salary" for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer's regular payroll procedures.
(b)     Annual Bonus. Executive shall be paid an annual cash performance bonus (an "Annual Bonus") in respect of each calendar year that ends during the Employment Period, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be established by the Compensation Committee of the Board or its delegate (the "Compensation Committee") no later than 90 days after the commencement of such calendar year or at such other time as determined by the Compensation Committee. Executive's Annual Bonus for a calendar year shall equal 75% of his Base Salary for that year if target levels of performance for that year (as established by the Compensation Committee when the performance criteria for that year are established) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Compensation Committee for that year when it established the targets and performance criteria for that year). The Annual Bonus for the calendar year ending December 31, 2021 shall be prorated based on the number of days Executive is employed hereunder during such calendar year, provided that the Annual Bonus for such calendar year shall in no event be less than the product of (i) $600,000 and (ii) a fraction, the numerator of which is the number of days Executive is employed hereunder in 2021 and the denominator of which is 365. For the calendar year ending December 31, 2022, the Annual Bonus shall equal the sum of (i) the product of (A) $600,000 and (B) a fraction, the numerator of which is the number of days Executive is employed hereunder from January 1, 2022 through the first anniversary of the Effective Date and the denominator of which is 365, and (ii) the Annual Bonus determined under the applicable bonus arrangement for such year multiplied by a fraction, the numerator of which is the number of days Executive is employed hereunder after the first anniversary of the Effective Date through December 31, 2022 and the denominator of which is 365. Executive's Annual Bonus for a calendar year shall be determined by the Compensation Committee after the end of the calendar year and shall be paid to Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the following calendar year.
(c)Signing Bonus. Promptly following the Effective Date, the Employer shall pay Executive a cash signing bonus of $250,000. In addition, subject to Executive's continued employment through the first anniversary of the Effective Date, the Employer shall pay Executive an additional cash signing bonus of $250,000 (collectively with the amount referred to in the preceding sentence, the "Signing Bonus").
(d)Equity Compensation. Effective May 28, 2021, the Executive shall be awarded 100,000 restricted stock units, of which 50,000 will vest on each of the second and third anniversaries of May 28, 2021. The payout of the awards is subject to the Executive's continued employment with the Employer through the vesting dates, unless early vesting occurs under Section 10.
(e)Deferred Compensation. Subject to Executive's continued employment through each of the first, second and third anniversaries of the Effective Date, Executive shall be paid a cash bonus (the "Deferred Compensation") of $200,000 on the first payroll date following each such anniversary (i.e., total potential Deferred Compensation of $600,000).
(f)Perquisites. During the Employment Period, Executive shall be entitled to (i) to participate in all fringe benefits and perquisites made available generally to senior executives of the Employer, such participation to be at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Employer, and (ii) to receive such additional fringe benefits and perquisites as the Employer may, in its sole and absolute discretion, from time to time provide. In addition, Executive shall be entitled to receive a one time automobile allowance of $70,000 in 2021 to select a Company-owned vehicle of his choice, along with gas cards thereafter during the Employment Period, and the Employer shall be responsible for maintenance and repairs of such automobile during the Employment Period. During the Employment Period, the Employer will provide Executive with life insurance coverage of $1,500,000 pursuant to the Employer's standard life insurance policies.

(g)Vacation: Benefits. During the Employment Period, Executive will be entitled to participate in all standard Employer benefits including vacation days (of which Executive will accrue three (3) weeks per year, prorated for partial years), holidays, pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements that may from time to time be made available generally to other senior executives of the Employer, all to the extent Executive is eligible under the terms of such plans, programs and arrangements.
(h)Relocation. The Employer shall pay the reasonable costs Executive incurs in moving his personal and household goods to a location near the Employer's headquarters at any time during the Employment Period and, if Executive does not have a new home in such area when he sells the house he owns as of the Effective Date, the Employer shall provide him rental housing until the earlier of his closing on a new home near the Employer's headquarters or six (6) months following the date of such sale. The Employer does not normally pay realtor and/or broker fees for any employee, but, in the sole discretion of the Employer, the Employer may choose to reimburse Executive for such amounts he incurs in connection with the sale of his house he owns as of the Effective Date.
(i)Clawback of Certain Incentive Compensation. Notwithstanding any other provision herein to the contrary, any "incentive-based compensation" within the meaning of Section 10D of the Securities Exchange Act of 1934, as amended (the "Act") shall be subject to clawback by the Employer in the manner required by the Employer's recoupment policy as in effect from time to time and in the manner required by Section 10D(b)(2) of the Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
Section 7.     Expenses. Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by Executive of an itemized account, including reasonable substantiation of such expenses. Executive shall be reimbursed his reasonable fees and costs, including attorneys' fees, of up to $10,000 in connection with the review, negotiation and execution of this Agreement.
Section 8.     Confidentiality and Non-Disclosure Agreement. The Employer and Executive acknowledge and agree that during Executive's employment with the Employer, Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the Employer's affairs and business and the affairs and business of its Affiliates. Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Employer and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by Executive that would result in serious adverse consequences for the Employer and any of its Affiliates:
(a)Non-Disclosure. During and after Executive's employment with the Employer, Executive will not knowingly use, disclose or transfer any Confidential Information other than as authorized in writing by the Employer or within the scope of Executive's duties with the Employer. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information; (ii) to the extent necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Executive's violation of this Section 8(a); or (iv) as to information that is or becomes available to Executive on a non-confidential basis from a source that is entitled to disclose it to Executive.
(b)Materials. Executive will not remove any Confidential Information or any other property of the Employer or any of its Affiliates from the Employer's premises or make copies of such materials except for normal and customary use in the Employer's business. Executive will return to the Employer all Confidential Information and copies thereof and all other property of the Employer or any of its Affiliates at any time upon the request of the Employer and in any event promptly after termination of Executive's employment. Executive agrees to identify and return to the Employer any copies of any Confidential Information within Executive's control after Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.
(c)Cooperation. During the Employment Period and thereafter Executive will, upon reasonable request and subject to such reasonable condition as Executive may reasonably establish: (a) cooperate with the Employer in connection with any matter that arose during Executive's employment and that relates to the business or operations of the Employer or any of its Affiliates, or of which Executive may have any knowledge or involvement; and (b) consult with and provide information to the Employer and its representatives concerning such matters. Such cooperation shall be rendered at reasonable times and places and in a manner that does not unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not truthful.
(d)No Solicitation or Hiring of Employees. While employed by the Employer and for one (1) year thereafter, Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or any of its Affiliates (or who was so employed within 500 days prior to Executive's or Employer's action to terminate) to refrain from continuing such employment or becoming re-employed by Employer, or to become employed by or enter into contractual relations with any other individual, agency or entity other than the Employer or any of its Affiliates, and Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. The provisions of this Subsection 8(d) shall not apply to any employee of the Employer who was (a) hired after the Effective Date, and (b) where Executive was the primary cause in the recruiting, selection and/or hiring of the employee, and (c) where the individual employee was known to Executive prior to the Effective Date.
(e)Conflicting Obligations and Rights. Executive represents and warrants that he is not subject to any agreement with a prior employer that could restrict his performing services for the Employer. Executive agrees to inform the Employer of any apparent conflicts between Executive's work for the Employer and any obligations Executive may have to preserve the confidentiality of another's proprietary information or related materials before using the same on the Employer's behalf. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
(f)Nondisparagement. Executive agrees not to make negative comments about or otherwise disparage the Employer or its officers, directors, employees, agents or products. The Employer shall instruct its executive officers and the members of the Board not to make negative comments about or otherwise disparage the Employee other than in good faith in connection with Executive's employment by the Employer. The foregoing shall not be violated by truthful statements in response to legal process, Employer governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(g)Defend Trade Secrets Act. Pursuant to The Defend Trade Secrets Act ( 18 USC § l 833(b)), Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Executive, if suing the Employer for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.
(h)(h) Enforcement. Executive acknowledges that in the event of any breach of this Section 8, the business interests of the Employer and its Affiliates will be irreparably injured, the full extent of the damages to the Employer and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and its Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which Executive expressly waives. Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release Executive from compliance with his obligations under this Section 8, so along as the Employer fully complies with Section 9 and Section 11.
Section 9.     Termination of Employment.
(a)Permitted Terminations. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:
(i)Death. The Employment Period and Executive's employment hereunder shall terminate upon Executive's death;
(ii)By the Employer. The Employer may terminate the Employment Period and Executive's employment:
(A)Disability. If Executive has been substantially unable to perform Executives material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a "Disability") (provided, that until such termination, Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him or her); or
(B)Cause. For Cause or without Cause;
(iii)By Executive. Executive may terminate the Employment Period and his employment for any reason or for no reason.
(b)Termination. Any termination of Executive's employment by the Employer or Executive (other than because of Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Termination of Executive's employment shall take effect on the Date of Termination. Executive agrees, in the event of any dispute under Section 9(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and Executive (which shall not unreasonably be withheld), the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
Section 10.     Compensation Upon Termination.
(a)Death. If Executive's employment is terminated during the Employment Period as a result of Executive's death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or Executive's legal representatives. Upon Executive's death during the Employment Period, the Employer shall pay or provide the following: (i) Executive's Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term). Except as set forth herein, the Employer shall have no further obligation to Executive under this Agreement.
(b)Disability. If the Employer terminates Executive's employment during the Employment Period because of Executive's Disability, the Employer shall pay or provide the following: (i) Executive's Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term). Except as set forth herein, the Employer shall have no further obligations to Executive under this Agreement.
(c)Termination by the Employer for Cause or Termination by Executive Without Good Reason. If, during the Employment Period, the Employer terminates Executive's employment for Cause pursuant to Section 9(a)(ii)(B) or Executive terminates his employment without Good Reason, the Employer shall pay to Executive Executive's Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination, at the time such payments are due, and Executive's rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.
(d)Termination by the Employer without Cause or Termination by Executive with Good Reason. If the Employer terminates Executive's employment during the Employment Period other than for Cause or Disability pursuant to Section 9(a) or if Executive terminates his employment hereunder with Good Reason: (i) the Employer shall pay Executive (A) Executive's Base Salary due through the Date of Termination, (B) a Pro Rata Bonus at the time other executives of the Employer receive annual bonuses for the calendar year in which the Date of Termination occurs and in all events by March 15 of the calendar year following the year in which such termination occurs, (C) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination, in each case at the time such payments are due, (D) a cash lump sum in an amount equal to one and one-half (1 1/2) times the sum of Executive's Base Salary and target Annual Bonus for the year of termination, payable in a lump sum on the 60th day following the date of termination (ii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term), and (iii) Executive and his covered dependents shall be entitled to continued participation in benefit plans on the same terms and conditions as applicable immediately prior to Executive's Date of Termination for 18 months; provided that if such continued coverage is not permitted under the terms of such benefit plans, the Employer shall pay Executive an additional amount that, on an after-tax basis, is equal to the cost of comparable coverage obtained by Executive, and (E) a cash lump sum in an amount equal to any unpaid portion of the Signing Bonus and the Deferred Compensation payable in a lump sum on the 60th day following the date of termination.
(e)Change in Control. This Section 10(e) shall apply if there is (i) a termination of Executive's employment by Employer without Cause (and not as a result of death or Disability), or a resignation by Executive with Good Reason during the two-year period following a Change in Control or (ii) a termination of Executive's employment by Employer without Cause (and not as a result of death or Disability) prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of the Change in Control. If any such termination occurs, Executive shall receive the payments and benefits set forth in Section 10(d), except that in lieu of the lump-sum payment under Section 10(d)(i)(D), Executive shall receive a cash payment in an amount equal to two (2) times the sum of Executive's Base Salary and target Annual Bonus for the year of termination (without taking into account any reductions which would constitute Good Reason), payable in a lump sum on the 60th day following the date of termination.
(f)Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Employer of Executive's employment without Cause or by Executive for Good Cause shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to Executive under Section 10 shall constitute liquidated damages for any such termination. Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, Executive will execute a release of claims substantially in the form attached hereto as Exhibit A. Within five business days of the Date of Termination, the Employer shall deliver to Executive the appropriate form of release of claims for Executive to execute. The Severance Payments shall be made within three business days of the expiration of the revocation period without the release being revoked and otherwise as they become due.
(g)No Offset. In the event of termination of his employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Employer's obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against him for any reason.
(h)Section 409A.
(i)Notwithstanding the timing of the payments pursuant to Section 10 of this Agreement, to the extent Executive would otherwise be entitled to a payment during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), (i) the payment will not be made to Executive and instead will be made to an account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Employer) and (ii) the payment, together with interest thereon at the rate of "prime" plus 1%, will be paid to Executive on the six-month anniversary of Date of Termination. Similarly, to the extent Executive would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate Executive for the delay, with such adjustment to be determined in the Employer's reasonable good faith discretion) on the six month anniversary of the Date of Termination. The Employer will establish the account, as applicable, no later than ten days after Executive's Date of Termination.

(ii)It is the intention of the parties that the payments and benefits to which Executive could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Employer and its affiliates).
(iii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."
(iv)For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(v)For purposes of Code Section 409A, the Executive's right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(vi)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Employer.
Section 11.     Indemnification. During the Employment Period and thereafter, the Employer agrees to indemnify and hold Executive and Executive's heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive's service as an officer, director or employee, as the case may be, of the Employer, or Executive's service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and to promptly advance to Executive or Executive's heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by Executive or on Executive's behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Employer. During the Employment Period and thereafter, the Employer also shall provide Executive with coverage under its current directors' and officers' liability policy to the same extent that it provides such coverage to its other executive officers. If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect Executive's right to indemnification. The Employer shall be entitled to assume the defense of any such proceeding and Executive will use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Employer and Executive in connection with the defense of a proceeding, Executive shall so notify the Employer and shall be entitled to separate representation at the Employer's expense by counsel selected by Executive (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer's counsel and minimize the expense of such separate representation to the extent consistent with Executive's separate defense. This Section 11 shall continue in effect after the termination of Executive's employment or the termination of this Agreement.
Section 12.     Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
(i)If to the Employer:
Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342
Attention: Corporate Secretary
Facsimile:

(ii)If to Executive:
Address last shown on the Employer's Records
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
Section 13.     Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
Section 14.     Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement are more favorable to Executive.
Section 15.     Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 8, Section 10, Section 11, Section 12, Section 14, Section 16, Section 17, Section 18, Section 20 and Section 24 hereof and this Section 15 shall survive the termination of employment of Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
Section 16.     Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of Executive's death, the personal representative or legatees or distributees of Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation.
Section 17.     Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
Section 18.     Amendment: Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
Section 19.     Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
Section 20.     Governing Law; Venue. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). Except as otherwise provided in Section 8, each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of California sitting in Los Angeles, California or the United States District Court for the Central District of California and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing (but subject to Section 8), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive's employment by the Employer or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a "Proceeding"), to the exclusive jurisdiction of the courts of the State of California sitting in Los Angeles, California, the court of the United States District Court for the Central District of California and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such California State court or, to the extent peg witted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive's employment by the Employer or any of its Affiliates, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 12; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of California.
Section 21.    Representations. Executive represents, warrants and covenants to the Employer that:
(i)On or prior to the date hereof, Executive has informed the Employer of any judgment, order, agreement or arrangement of which he is currently aware and which may affect his right to enter into this Agreement and to fully perform his duties hereunder;
(ii)Executive is knowledgeable and sophisticated as to business matters, and that prior to assenting to the terms of this Agreement or giving the representations and warranties herein, he has been given a reasonable time to review it and has consulted with counsel of his choice;

(iii)In entering into this Agreement, Executive is not knowingly breaching or violating any provision of any law or regulation; and
(iv)Executive has not knowingly provided to the Employer, nor been requested by the Employer to provide, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and will not knowingly use any protected trade secrets of any former employer in the course of his employment hereunder.
Section 22.    Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of Executive and supersedes all prior agreements, there being no representations, warranties or commitments except as set forth herein.
Section 23.     Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
Section 24.     Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.
Section 25.     Attorneys' Fees. In any proceeding brought in connection with or arising under or out of this Agreement or the employment relationship between Employer and Executive, including but not limited to the enforcement of this Agreement, both parties shall be responsible for their Attorney fees.
Section 26.     Definitions.
"Accrued Benefits" means (i) any compensation deferred by Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to Executive or to Executive's beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to the Date of Termination and which are reimbursable in accordance with Section 7; and (iv) any other benefits or amounts due and owing to Executive under the terms of any plan, program or arrangement of the Employer.
"Affiliate" means any entity controlled by, in control of, or under common control with, the Employer, any Subsidiary, and any Joint Venture Partner of Employer.
"Cause" shall be limited to the following events
(i)Executive's conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law;
(ii)Executive's willful and continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Employer that specifically identifies the manner in which Executive has substantially failed to perform his essential job functions and specifying the manner in which Executive may substantially perform his essential job functions in the future;
(iii)A material act of fraud or willful and material misconduct with respect, in each case, to the Employer, by Executive;
(iv)A willful and material breach of this Agreement; or
(v)A willful and material breach by Executive of any material written policy of the Employer (including, without limitation, any anti-harassment policy).

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is one, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Employer.
Anything herein to the contrary notwithstanding, Executive shall not be terminated for "Cause" hereunder unless
(A) written notice stating the basis for the termination is provided to Executive, and
(B) as to the clauses (ii), (iii), (iv) or (v) of this paragraph, he is given thirty (30) days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment).
"Change in Control" means the occurrence of one or more of the following events: (1) any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Act) or "group" (as such term is used in Section 14(d)(2) of the Act) (other than Executive or a group consisting of Executive) becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of Employer; (2) the majority of the Board consists of individuals other than members of the Board on the Effective Date ("Incumbent Directors"); provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; provided, that, person whose initial assumption of office as a director occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board will not be considered an Incumbent Director; (3) Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (4) Employer transfers all or substantially all of its assets or business (unless the shareholders of Employer immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of Employer, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of Employer); or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, (i) the shareholders of Employer immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of Employer or Employer's ultimate parent company if Employer is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company) in substantially the same proportion as they owned the Voting Stock of Employer prior to any such transaction and (ii) Incumbent Directors immediately prior to any such transaction continue to constitute a majority of the Board ( or the board of directors of Employer's ultimate parent company if Employer is a subsidiary of another corporation) immediately after consummation of the transaction. For purposes of this Change in Control definition, "Employer" shall include any entity that succeeds to all or substantially all of the business of Employer and "Voting Stock" shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
"Confidential Information" means information constituting trade secrets or proprietary information belonging to or regarding the Employer or any of its Affiliates or other confidential financial information, operating budgets, strategic plans or research or estimating methods, personnel data, customer and client contacts, projects or plans, or nonpublic information regarding the Employer or any of its Affiliates. Without limiting the foregoing, "Confidential Information" shall include, but shall not be limited to, any of the following information relating to the Employer:
(i) information regarding the Employer's business proposals,

(vi)manner of the Employer's operations, and methods of selling or pricing any products or services;
(vii) the identity of persons or entities actually conducting or considering conducting business with the Employer, and any information in any form relating to such persons or entities and their relationship or dealings with the Employer;
(viii) any trade secret or confidential information of or concerning any business operation or business relationship;
(ix) computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software are used in combination or alone;
(x) information concerning personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;
(xi) information concerning the Employer's employees, officers, directors and shareholders; and
(xii) any other trade secret or information of a confidential or proprietary nature. For purposes hereof, "Employer" shall include the Employer and any and all of its Affiliates.
"Date of Termination" means
(i) if Executive's employment is terminated by Executive's death, the date of Executive's death;
(xiii) if Executive's employment is terminated because of Executives Disability pursuant to Section 9{a)(ii)(A). 30 days after Notice of Termination, provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such 30-day period;
(xiv) if Executive's employment is terminated by the Employer pursuant to Section 9(a)(ii)(B) or by Executive pursuant to Section 9(a)(ii)(B). the date specified in the Notice of Termination; or
(xv) if Executive's employment is terminated during the Employment Period other than pursuant to Section 9(a), the date on which Notice of Termination is given.
"Good Reason" means, unless otherwise agreed to in writing by Executive,
(i) any adverse change in Executive's titles;
(xvi) any reduction in Executive's Base Salary;
(xvii) a material diminution in Executive's authority, responsibilities or duties;
(xviii) the assignment of duties materially inconsistent with Executive's position or status with the Employer as of the date hereof; or
(xix) any other material breach of the terms of this Agreement; or

In order to invoke a termination for Good Reason, Executive must notify the Employer of the existence of an event of Good Reason within 90 days of the occurrence of such event, the Employer must fail to cure such event within 30 days of such notice and Executive must terminate his employment within 10 days of the expiration of such period.
"Pro Rata Bonus" means an amount equal to the product of
(i) the Annual Bonus that would have been earned by Executive for the calendar year that includes the Date of Termination if his employment had not terminated and
(xx) a fraction the numerator of which is the number of days that have elapsed as of the Date of Termination during the calendar year that includes the Date of Termination and the denominator of which is 365.
[Signature Page Follows.]

IN WITNESS WHEREOF, on the 2nd day of August 2021, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TUTOR PERINI CORPORATION
By:	/s/ Ronald N. Tutor
Name: Ronald N. Tutor
Title: Chairman and Chief Executive Officer

EXECUTIVE
By:	/s/ Michael Smithson
Name: Michael Smithson